Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 16, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN CONCLUDES
CREDIT AGREEMENT WAIVER

The Woodlands, TX — Huntsman International LLC, a wholly owned subsidiary of Huntsman Corporation (NYSE: HUN) today announced it has entered into a credit agreement waiver with the lenders of its $650 million revolving credit facility.  The waiver relaxes the senior secured leverage ratio covenant from 3.75 to 1.00 to 5.00 to 1.00 for the period measured June 30, 2009 through June 30, 2010.

The waiver, among other things, also modifies the definition of Consolidated EBITDA and permits Huntsman International LLC to add back any lost profits attributable to Hurricanes Gustav and Ike that occurred in 2008.  Additionally, the amount of Permitted Non-Cash Impairment and Restructuring Charges was increased from $100 million to $200 million.

As an incentive to the lenders to agree to these changes, Huntsman offered a payment of 50 basis points to consenting lenders.  In addition the LIBOR spread on borrowed funds under the revolving credit facility increased to 400 basis points, there are currently no borrowings under this facility.  Among other things, Huntsman also agreed not to make aggregate restricted payments greater than $100 million plus Available Equity Proceeds.

Kimo Esplin, its CFO, stated:  “We were fully compliant with our financial covenants, but as we looked forward and considered the possibility of a longer than anticipated global recession, we felt it prudent to take action now to obtain greater flexibility under our covenants.”

He added, “By obtaining this waiver, we preserve our ability to freely access the $650 million revolver in addition to available cash to meet the needs of our business, even if the economy’s recovery from the present downturn takes longer than expected.  We finished our first quarter with liquidity in excess of $1 billion.  We are pleased to have taken this step and others that put us in a position of financial strength as the world’s economies begin to recover.  ”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 12,000 employees and operates from multiple locations worldwide.  The Company had 2008 revenues exceeding $10 billion.  For more information about Huntsman, please visit the Company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.